Exhibit 99.1
Bank of Commerce Holdings announces a cash dividend totaling $0.08 per share for the quarter

REDDING, California, September 18, 2007/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $606 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced a $0.08 cents per share dividend for the 3rd quarter 2007.
The $0.08 per share quarterly cash dividend will be paid to shareholders of record as of September 30, 2007, payable on October 12, 2007.
The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has five full service offices.
     Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™. The Company is a federally insured California banking corporation and opened on October 22, 1982.
BOCH is a NASDAQ National Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:
Howe Barnes Hoefer & Arnett Investment Inc. /
John T. Cavender
555 Market Street
San Francisco, CA (800) 346-5544
Raymond James Financial/ Geoff Ball
1805 Hilltop Drive, Suite 106
Redding, CA (800) 926-5040
Morgan Stanley/Rick Hill
310 Hemsted Drive, Suite 100
Redding, CA (800) 733-6126
Wachovia Securities/ Ken Myers, Rick Hansen
10466 Brunswick Road
Grass Valley, CA (888) 383-3112
For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and under the heading:
”Risk factors that may affect results” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.